Exhibit 10.1

FIFTH AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND
FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 26th day of September, 2014, effective as of the 1st day of September, 2014 (the “Effective Date”), by and between AMERICAN WOODMARK CORPORATION, a Virginia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A.    Bank extended credit to Borrower (the “Loan”) as evidenced by that certain Revolving Line of Credit Note dated as of December 2, 2009 made by Borrower payable to the order of Bank in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00), as modified by that certain Amendment to Revolving Line of Credit Note and Credit Agreement dated as of January 3, 2012, as further modified by that certain Second Amendment to Revolving Line of Credit Note and Credit Agreement dated as of May 29, 2012, as further modified by that certain Third Amendment to Revolving Line of Credit Note and Credit Agreement dated as of March 18, 2013, as further modified by that certain Fourth Amendment to Revolving Line of Credit Note dated as of September 30, 2013 (collectively, as further modified, amended, renewed, restated or replaced from time to time, the “Note”).

B.    Bank and Borrower entered into that certain Credit Agreement dated as of December 2, 2009, as modified by that certain Amendment to Revolving Line of Credit Note and Credit Agreement dated as of January 3, 2012, as further modified by that certain Second Amendment to Revolving Line of Credit Note and Credit Agreement dated as of May 29, 2012, as further modified by that certain Third Amendment to Revolving Line of Credit Note and Credit Agreement dated as of March 18, 2013 (collectively, as further modified or amended from time to time, the “Credit Agreement”), setting forth the terms and conditions of the Loan.

C.    Borrower has requested, and Bank has agreed, to modify certain terms and conditions of the Note and Credit Agreement.

D.    Bank and Borrower mutually desire to modify and amend the provisions of the Note and Credit Agreement in the manner hereinafter set out, it being specifically understood that, except as herein modified and amended, the terms and provisions of the Note and Credit Agreement shall remain unchanged and continue in full force and effect as therein written.

AGREEMENT

NOW, THEREFORE, effective as of the Effective Date, Bank and Borrower, in consideration of Bank’s continued extension of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the foregoing, hereby agree that the Note and Credit Agreement shall be, and the same hereby are, modified and amended as follows:

1.    The Note is hereby modified and amended by deleting and restating the first sentence of subsection (a) of the section of the Note entitled “INTEREST”, entitled “Interest”, in its entirety as follows:

The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be the Daily One Month LIBOR Rate in effect from time to time plus the “Applicable Margin” as shown on the attached Addendum A (the “Index”), or (ii) at a fixed rate per annum determined by Bank to be the Index above LIBOR in effect on the first day of the applicable Fixed Rate Term; provided, however, that the Index may be reviewed and adjusted by mutual agreement of Bank and Borrower.

2.    The Note is hereby further modified and amended by deleting and restating the last sentence of subsection (a) of the section of the Note entitled “Borrowing and Repayment”, entitled “Borrowing and Repayment”, in its entirety as follows: “The outstanding principal balance of this Note shall be due and payable in full on December 31, 2018.”

3.    The Addendum A attached hereto as Schedule 1 is hereby attached to the Note and made a part thereof as if set forth fully therein.

4.    The Credit Agreement is hereby modified and amended by deleting the text “three-tenths of one percent (0.30%)” where it appears in Subsection 1.2(c) of the Credit Agreement, entitled “Unused Commitment Fee”, and replacing such text with the following: “0.15%.”

5.    The Credit Agreement is hereby further modified and amended by deleting and restating Section 1.3 of the Credit Agreement, entitled “COLLATERAL”, in its entirety as follows:

SECTION 1.3.     COLLATERAL.
Borrower and Bank hereby acknowledge and agree that the Line of Credit shall be unsecured. Notwithstanding the foregoing, in the event Borrower’s EBITDA (as hereinafter defined), calculated on a rolling four-quarter basis, is less than or equal to Thirty Million and No/100 Dollars ($30,000,000.00) as of any fiscal quarter end date, Borrower shall execute and deliver to Bank, within five (5) business days after the earlier of (i) the date on which Borrower’s financial statements relating to such fiscal quarter are provided to Bank in accordance with the terms and provisions of this Agreement or (ii) the date on which Borrower’s financial statements relating to such fiscal quarter are required to be provided to Bank in accordance with the terms and provisions of this Agreement, a Security Agreement substantially in the form of that certain Security Agreement dated as of May 29, 2012 given by Borrower in favor of Bank granting a security interest in all personal property assets of Borrower to Bank. Failure to execute and deliver such Security Agreement within such five (5) business day period shall constitute an immediate and incurable Event of Default (as hereinafter defined) hereunder. Borrower hereby authorizes Bank to file, on or after the date on which Borrower becomes obligated to execute and deliver such Security Agreement, such UCC-1 Financing Statements as shall be necessary to perfect the security interests granted by such Security Agreement. Borrower shall pay to Bank promptly upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties but not allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing, including without limitation, financing statement filing fees.

6.    The Credit Agreement is hereby further modified and amended by deleting and restating subsection (f) of Section 4.3 of the Credit Agreement, entitled “FINANCIAL STATEMENTS AND OTHER REPORTS”, in its entirety as follows:

(f)     not later than 45 days after and as of the end of each fiscal quarter of Borrower, (i) a Borrowing Base certificate, (ii) an aged listing of accounts receivable and accounts payable, and (iii) a reconciliation of accounts (provided, however, that in the event Borrower has executed and delivered a Security Agreement to Bank pursuant to Section 1.3 of this Agreement, the foregoing (i) through (iii) shall be delivered to Bank not later than 20 business days after and as of the end of each calendar month), and, promptly upon request from Bank, a list of the names and addresses of Borrower’s account debtors as of the end of each fiscal quarter (or calendar month, if applicable) preceding the request, and such other collateral information as may be reasonably necessary to verify the Borrowing Base; and
7.    The Credit Agreement is hereby further modified and amended by deleting and restating subsection (b) of Section 4.9 of the Credit Agreement, entitled “FINANCIAL CONDITION”, in its entirety as follows:

(b)    Maintain a ratio of Cash Flow to Fixed Charges of not less than 1.5 to 1.0 measured at the end of each fiscal quarter of Borrower on a rolling four-quarter basis, with “Cash Flow” defined as EBITDA plus rent and lease expense minus taxes minus dividends and stock repurchases minus capital expenditures (excluding such expenditures relating to the sale of Borrower’s assembly plant in Tahlequah, Oklahoma), and with “Fixed Charges” defined as the current portion of long term debt plus current capitalized lease obligations plus interest expense plus lease expense. As used herein, “EBITDA” is defined as net income after taxes plus non-cash restructuring charges (in the Bank’s sole discretion) plus interest expense plus taxes plus depreciation and amortization plus non-cash stock compensation charges.

8.    The Credit Agreement is hereby further modified and amended by deleting and restating subsection (e) of Section 5.3 of the Credit Agreement, entitled “OTHER INDEBTEDNESS”, in its entirety as follows:

(e)     indebtedness owing by Borrower to the West Virginia Economic Development Authority in the original principal amount of $2,250,000.00; and

9.    Termination of Security Agreement. Borrower and Bank acknowledge and agree that that certain Security Agreement dated as of May 29, 2012 given by Borrower in favor of Bank (as modified or amended from time to time, the “Terminated Security Agreement”), shall be deemed null, void and of no further force or effect as of the date hereof. In amplification of the foregoing, the security interests granted to Bank pursuant to the Terminated Security Agreement are hereby released and terminated in all respects. Bank hereby authorizes Borrower to file such UCC-3 termination statements as shall be necessary to evidence the foregoing.

As a condition precedent to the effectiveness of this Amendment, on or before the date hereof Borrower shall have paid to Bank all fees due and payable in connection with this Amendment, including, without limitation, all administrative expenses, legal fees (including attorneys’ fees) and/or out-of-pocket expenses.

IT IS MUTUALLY AGREED by and between the parties hereto that this Amendment shall become a part of the Note and Credit Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Note and/or Credit Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Note and/or Credit Agreement, each as hereby amended.

Borrower promises and agrees to pay and perform all of the requirements, conditions and obligations under the terms of the Note and Credit Agreement, each as hereby modified and amended, said documents being hereby ratified and affirmed. The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of any of the instruments securing the Note, including, without limitation, the Security Agreement, which instruments shall continue to retain their priority as originally filed for record. Borrower expressly agrees that the Note and Credit Agreement are in full force and effect and that Borrower has no right to setoff, counterclaim or defense to the payment thereof. Any reference contained in the Note or Credit Agreement, as amended herein, or any of the other documents evidencing, securing or otherwise executed in connection with the Loan to the Note or Credit Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

This Amendment shall be closed without cost to Bank and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by Borrower. Bank is not providing legal advice or services to Borrower.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

This Amendment shall be attached to the Note as an allonge and shall become a part thereof as fully as if set forth therein.

This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

[SIGNATURE PAGE FOLLOWS]

FIFTH AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND
FOURTH AMENDMENT TO CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written, effective as of the Effective Date.

BORROWER:

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:    /s/Scott Culbreth    (SEAL)
Name:    Scott Culbreth
Title:    CFO

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/Chad J. Harcum     (SEAL)
Name:    Chad J. Harcum
Title:    SVP

FIFTH AMENDMENT TO REVOLVING LINE OF CREDIT NOTE AND
FOURTH AMENDMENT TO CREDIT AGREEMENT

Schedule 1

Addendum A to Note attached hereto.

ADDENDUM A
TO REVOLVING LINE OF CREDIT NOTE

Interest shall accrue on this Note subject to adjustment, up or down, based on Borrower’s financial performance determined by reference to the table below (the “Test Ratio”), and measured as of each fiscal quarter end date, based on Borrower’s financial statements provided to Bank in accordance with the Credit Agreement. The interest rate shall be the Daily One Month LIBOR Rate or LIBOR, as applicable, plus the “Applicable Margin” appearing opposite the Test Ratio:

Cash Flow to Fixed Charges Test Ratio	Applicable Margin
> 2.75x	1.50%
> 1.75x but < 2.75x	1.75%
< 1.75x	2.00%

“Cash Flow to Fixed Charges Test Ratio” shall mean the ratio of Cash Flow to Fixed Charges, each as defined in the Credit Agreement.